Exhibit 10.1

THIRD AMENDMENT TO COMMERCIAL LEASE

Duffy Hartwell LLC, as successor in interest to Duffy Hartwell Limited Partnership, (“LESSOR”) and Synta Pharmaceuticals Corporation, as successor in interest to Shionogi BioResearch Corp., (“LESSEE”) (the LESSOR and the LESSEE are collectively referred to as the “Parties” in this Third Amendment) are landlord and tenant, respectively, under a certain Commercial Lease dated November 4, 1996 (“Initial Lease Agreement”), as amended by a First Amendment to Commercial Lease dated August 30, 2006 (“First Amendment”), as amended by a Second Amendment to Commercial Lease dated May 27, 2008 (“Second Amendment”) (the Initial Lease Agreement, First Amendment, and Second Amendment shall be collectively referred to herein as “Lease Agreement”) for that certain premises containing approximately 34,520 rentable square feet, more or less (the “Leased Premises”), in the building located at 45 Hartwell Avenue, Lexington, MA (the “Building”) and hereby agree as follows:

Whereas, the Parties have agreed to further amend the Lease Agreement by this Third Amendment to Commercial Lease (“Third Amendment”) to adjust relevant provisions of the Lease Agreement pursuant to the terms and conditions stated herein. Unless otherwise expressly stated, all references to “lease” or “Lease” in the Lease Agreement or this Third Amendment shall apply to and include the Lease Agreement and, effective December 1, 2011, this Third Amendment.

Now therefore, for consideration of $1.00 and other mutual and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both LESSOR and LESSEE, effective on and after the date of execution set forth below, the Lease Agreement is hereby further amended to reflect the following changes:

3.                                       TERM:

This paragraph is hereby amended with the addition of the following:

The Term of the Lease Agreement is hereby extended for five (5) years commencing on December 1, 2011 and ending on November 30, 2016 and shall apply to the entire Leased Premises.

4.                                       RENT:

This paragraph is hereby amended as follows:

Commencing December 1, 2011, the LESSEE shall pay to the LESSOR base rent for the Leased Premises at a combined total base rent rate of $852,070.00 dollars per year, payable in advance in monthly installments of $71,005.83 (which base rent rate reflects a blended rate of $26.00 per rentable square foot for the Initial Premises and $21.50 per rentable square foot for the Expansion Premises). The LESSEE shall pay base rent and additional rent for the entire Leased Premises to the LESSOR monthly, in advance, not later than the first day of each calendar month. Payments shall be pro-rated on a per diem basis should any payment become due during a portion of any monthly period.

5.                                       SECURITY DEPOSIT:

This paragraph is hereby amended with the addition of the following:

Upon the execution of this Third Amendment, the LESSEE shall pay to the LESSOR the amount of $7,743.14 dollars which, in addition to the $63,262.69 previously paid (for a total of $71,005.83), shall be held as a security for the LESSEE’S performance as herein provided and promptly refunded to the LESSEE at the end of this lease subject to the LESSEE’S satisfactory compliance with the conditions hereof. The LESSEE shall maintain at all times a security deposit equivalent to a minimum of one month’s total base rent, including, if applicable, any and options to renew or extend.

7.                                       UTILITIES:

This paragraph is hereby amended with the addition of the following:

LESSEE shall have the right and option, at LESSEE’S sole cost and expense, to install separate meters or check meters or otherwise separate any and all utilities serving the Leased Premises to allow for direct billing from a utility service provider or to allow for separate metering of the utility or utilities used in the Premises. However, any work performed to install separate meters or otherwise separate said utilities shall be subject to the prior review, approval and supervision of the LESSOR. Said review, approval or supervision shall not constitute a warranty or opinion regarding workmanship or the compliance or noncompliance with applicable local, state, regulatory or federal laws, ordinances, bylaws or regulations. LESSEE shall be solely responsible for obtaining all approvals, licenses, permits and inspections necessary to conduct said work. LESSEE shall be solely responsible for the current and continuous compliance of said work, the Leased Premises, and any areas of the Building or property which are affected by said work, with applicable local, state, regulatory or federal laws, ordinances, bylaws or regulations for any of said work associated with or conducted on the Leased Premises. Said work shall be conducted with the same or better quality materials as currently used and shall be completed in a good and workmanlike manner and finish. Once the LESSEE commences said work the LESSEE shall continue said work and diligently pursue the completion thereof. LESSOR shall have access, upon reasonable notice, to the Leased Premises to inspect said work. In addition to the above, as an Alteration/Addition, said work shall comply with the terms and conditions of Section 12 of the Lease Agreement, as amended, regarding an Alteration/Addition by LESSEE. Upon the completion of said work (a) if the meter installed is a direct meter such that LESSEE will receive a separate bill for its utility consumption directly from the applicable service provider, the LESSEE shall pay for such separately metered utilities directly to the service provider and shall no longer be responsible for paying a proportionate share of any utility which is separately metered and paid directly to a service provider, and (b) if the meter installed is a check meter or other meter that measures the quantity of the applicable utility consumed in the Premises but the charges for such utilities are billed directly to LESSOR, then LESSEE shall pay its proportionate share of such utility at the applicable Utility Rate (as hereafter defined).  The “Utility Rate” shall mean the total amount charged by the applicable utility provider for the utility and billing period in question, divided by the total quantity of such utility consumed during such billing period.  For example, if 1000 gallons of water were used in the Building for May 2011 and the total charge by the utility provider for such 1000 gallons of water is $54.00 ($.04 for gallons 1-100; $.05 for gallons 101-500; and $.06 for gallons 501-1000), then the Utility Rate for May 2011 shall be $.054 per gallon (i.e., $54.00/1000 = $.054 per gallon Utility Rate).

22.                                 BROKERAGE:

This paragraph is hereby supplemented with the addition of the following:

LESSOR and LESSEE represent to each other that neither party has dealt with any broker or brokers in connection with this Third Amendment other than Richards Barry Joyce & Partners and Glenn Commercial Group, which will be paid by the LESSOR in full and without contribution from LESSEE pursuant to a separate agreement. LESSOR and LESSEE agree that each will hold harmless and indemnify the other from any loss, cost, damage and expense, including reasonable attorney’s fees incurred by LESSOR or LESSEE for a commission or finder’s fee as a result of the falseness of this representation.

25.                                 OTHER PROVISIONS:

a.                                       Section 25(a) of the Lease Agreement is hereby deleted and replaced with the following: It is also understood and agreed that the following items listed below, which are attached to the Initial Lease Agreement, the Second Amendment, or Third Amendment, are part of this agreement and are hereby incorporated by reference and all other exhibits, attachments, or items previously listed in this Section 25(a) are hereby deleted.

Exhibits:                                                •Commercial Lease Addendum, with the exception of subparagraph D which were deleted by amendment as moot pursuant to the First Amendment.

•A. INTENTIONALLY DELETED.

•A-1. INTENTIONALLY DELETED.

•A-2. Leased Premises (Initial Premises and Expansion Premises), which is attached to this Third Amendment.

•B. Buildout Obligations, excepting Paragraphs (a)-(c), which were deleted by amendment as moot.

•B-1. INTENTIONALLY DELETED.

•C. INTENTIONALLY DELETED.

•D. Right of First Refusal on Additional Space.

•E. Exclusions from Operating Expenses.

•F. INTENTIONALLY DELETED.

•G. INTENTIONALLY DELETED.

•H. INTENTIONALLY DELETED.

•I. Hazardous Waste Provisions.

b.                                      Section 25(b) of the Initial Lease Agreement is hereby deleted in its entirety.

26.                                 OPTION TO EXTEND:

This paragraph is deleted and replaced with the following:

Provided the LESSEE is not in material default hereunder after any notice and grace periods, LESSEE shall have one (1) five (5) year option to extend the lease term for the entire Leased Premises at a rent equal to the following: (a) for the Initial Premises the rent shall be the greater of market rate for equivalent lab space in similarly located buildings in Lexington within one (1) mile of the Leased Premises (including, without limitation, taking into consideration the age and condition of the building) or the rent then in effect as of the expiration date of the then current lease term for the Initial Premises (commencing December 1, 2011 the base rent for the Initial Premises is $26.00 per rentable square foot); plus (b) for the Expansion Premises the rent shall be the greater of market rate for equivalent office space in similarly located buildings in Lexington within one (1) mile of the Leased

Premises (including, without limitation, taking into consideration the age and condition of the building) or the rent then in effect as of the expiration date of the then current lease term for the Expansion Premises (commencing December 1, 2011 the base rent for the Expansion Premises is $21.50 per rentable square foot). It is expressly understood that this option is applicable for an extension of the entire Leased Premises only. LESSOR is under no obligation to contribute to the cost of any lab space or LESSEE buildout, but If LESSEE adds lab space in the Expansion Premises with any financial contribution from the LESSOR then the rentable square footage of the additional lab space shall be considered part of the “Initial Premises” for the purpose of calculating rent in accordance with this Section 26. If the LESSEE adds lab space in the Expansion Premises without any financial contribution from the LESSOR then the rentable square footage of the additional lab space shall be considered part of the “Expansion Premises” for the purpose of calculating rent in accordance with this Section 26 (i.e., as if such lab space were office space and not lab space).  In no event shall the rent for the option term for the Initial Premises be less than the current total rent for the Initial Premises at the end of the current lease term. In no event shall the rent for the option term for the Expansion Premises be less than the current total rent for the Expansion Premises at the end of the current lease term. LESSEE must give LESSOR written notice it is exercising its extension option no later than nine (9) months prior to the expiration of the then current lease term. If LESSEE notifies LESSOR as provided herein, LESSOR shall notify LESSEE of its good faith estimate of the rent rate for the Initial Premises and the Expansion Premises (“Option Rate”) for the extended term; then within thirty (30) days of receiving the Option Rate for the extended term the LESSEE shall either:

(1) deliver a written notice accepting the rent rate, and thereafter the parties shall fully execute a lease amendment within thirty (30) days from the date the LESSOR receives LESSEE’S written notice accepting the rent rate, which lease amendment shall be on the same terms and conditions as the Lease except as otherwise provided in this Paragraph 26 and except that the base rent shall be the Option Rate and the lease term shall be extended by five (5) years; or

(2) deliver a written notice disagreeing with the Option Rate for the extended term, said notice to include LESSEE’S good faith estimate and proposal of the rent rate for the extended term, and the LESSOR and LESSEE shall attempt to agree upon a rent rate using their best good-faith efforts. If LESSOR and LESSEE fail to reach an agreement within thirty (30) days following LESSOR’S receipt of LESSEE’S above-mentioned written notice of disagreement (“Outside Agreement Date”), then:

(i)                                     LESSOR and LESSEE shall each appoint, at their own cost and expense, within ten (10) business days of the Outside Agreement Date, one arbitrator who shall by profession be a current commercial real estate broker or appraiser of comparable properties in Lexington within one (1) mile from the Leased Premises, and who has been active in such field over the last five (5) years. The two (2) arbitrators shall confer and within thirty (30) days from the date the last arbitrator was appointed, shall each recommend a rent rate in writing to both parties. In the event their recommendation is joint or equal, then this recommendation shall be the rent rate for the extended term; and

(ii)                                  In the event the arbitrators recommendation of the rent rate differs by five percent (5%) or less, then the average shall be the rent rate for the extended term; and

(iii)                               In the event the arbitrators recommendation differs by more than five percent (5%), then the two arbitrators so appointed shall, within five (5) business days of the date of the last written recommendation, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators. The third arbitrator shall, within fifteen (15) days after his/her appointment, recommend a rent rate in writing to both parties, and the two (2) closest of the three (3) recommendations shall then be averaged to establish the rent rate for the extended term; and

(iv)                              If either LESSOR or LESSEE fails to appoint an arbitrator within ten (10) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify LESSOR and LESSEE thereof, and such arbitrator’s decision shall be binding upon LESSOR and LESSEE; and

(v)                                 If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, and this matter has not been otherwise resolved, then the appointment of the third arbitrator shall be made by the American Arbitration Association (or, if not available, an equivalent arbitration association) subject to the instructions set forth in this Paragraph 26; and

(vi)                              The cost of arbitration, as well as the above-mentioned third arbitrator, shall be paid by LESSOR and LESSEE equally; and

(vii)                           Notwithstanding the above, in no event shall the rent for the option term for the Initial Premises be less than the current total rent for the Initial Premises at the end of the current lease term. In no event shall the rent for the option term for the Expansion Premises be less than the current total rent for the Expansion Premises at the end of the current lease term.

In the event the rent for the option term is being established in accordance with Paragraph 26(2) above, then the parties shall fully execute a lease amendment within thirty (30) days from the date the rent rate is established in accordance with the above, which lease amendment shall be on the same terms and conditions as the Lease except as otherwise provided in this Paragraph 26 and except that the base rent shall be as established above and the lease term shall be extended by five (5) years from the date the Lease Agreement would have expired had the option to extend not been exercised. LESSEE shall be responsible for all payments necessary to maintain a security deposit equivalent to one (1) month’s base rent.  All other terms and provisions under the Lease Agreement, as amended, shall continue through the extended lease term.  In the event the LESSEE does not provide payment or has not delivered an executed lease amendment or written notice as provided in this Paragraph 26 and subparagraphs (1) and (2) above, the LESSEE shall be deemed to have waived its option to extend the lease term and this Lease Agreement shall terminate upon the expiration of the then current term.

Notwithstanding the above, LESSEE accepts the entire Leased Premises in its current “AS IS” condition and acknowledges that the Leased Premises, as delivered and currently constituted, is occupied and in the possession of the LESSEE and is suitable for the LESSEE’S intended use. LESSEE acknowledges that all work, if any, contemplated in the Lease Agreement to be performed by the LESSOR has been completed to the full satisfaction of the LESSEE. Both parties acknowledge and agree that no money is due or owed from one party to the other in connection with any allowances, credits or improvements made to the Leased Premises, pursuant to Exhibit B-1 of the Second Amendment.

The Parties acknowledge that the Initial Lease Agreement, First Amendment, Second Amendment and this Third Amendment represent the entire agreement between the Parties and that no other modification, written or otherwise, exists between the Parties. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of the Initial Lease Agreement, First Amendment, Second Amendment or this Third Amendment or any exhibits or amendments thereto.

All other terms and provisions under the Lease Agreement shall remain unchanged, are in full force and effect, and are hereby ratified and affirmed. LESSOR and LESSEE hereby acknowledge and confirm that, to the best of their respective knowledge, neither the LESSOR nor the LESSEE is in default of any other term or condition of the Lease Agreement. In the event of a conflict between this Third Amendment and the Lease Agreement the terms of this Third Amendment shall govern. All capitalized terms used but not defined herein shall have the same definitions ascribed to such terms in the Lease Agreement.

IN WITNESS WHEREOF, the said Parties hereto set their hands and seals this 19th day of April, 2011.

LESSEE		LESSOR
Synta Pharmaceuticals Corporation,		Duffy Hartwell LLC,
as successor in interest to		as successor in interest to
Shionogi BioResearch Corp.,		Duffy Hartwell LLC,

By:	/s/ Keith Ehrlich	By:	/s/ Steven P. Duffy
Name:	Keith Ehrlich	Hartwell Management LLC, Manager
Its:	CFO	Steven P. Duffy, Duly Authorized
Duly Authorized